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                                                                    Exhibit 3.29

                                   AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION

                                       OF

                         COLONIAL DOWNS HOLDINGS, INC.
              (Changing corporate name to Colonial Holdings Inc.)

     Pursuant to Section 13.1-710 of the Code of Virginia of 1950, as amended, the Amendment to the Articles of Incorporation of Colonial Downs Holdings, Inc., a Virginia corporation (the "Corporation"), provides as follows:

     1.   Name. The name of the Corporation is Colonial Downs Holdings, Inc..

     2. Amendment. The Articles of Incorporation of the Corporation are hereby amended by deleting Article I thereof in its entirety and in its place substituting the following:

          "A.   Corporate Name.    The name of the Corporation is Colonial
Holdings, Inc."

     3. Action by Board of Directors and Shareholders. This amendment was proposed by the Board of Directors of the Company and submitted to the shareholders for a vote at the annual meeting of the Company which took place on August 2, 2000. At that time, there were 5,025,239 shares of Class A Common Stock issued and outstanding and entitled to vote, of which 4,037,912 shares voted for the amendment. Additionally, there were 2,242,500 shares of Class B Common Stock issued and outstanding and entitled to vote, of which 2,010,000 shares voted for the Amendment. Therefore, the shareholders of the Corporation have found that the above amendment was in the best interest of the Corporation and approved and adopted the above amendment. Such action was in accordance with the applicable provisions of the Virginia Stock Corporation Act.

     4. Effective Time and Date. The effective time and date of the Certificate of Amendment issued with respect to these Articles shall be 11:59 p.m. on August 7, 2000.

     Dated: August 2, 2000

                              COLONIAL DOWNS HOLDINGS, INC.
                              a Virginia corporation


                              By: /s/ Ian M. Stewart
                                 -------------------------------
                                 Ian M. Stewart, President